TARA GOLD

                                     RESOURCES CORP

Notice of Pending Default

August 31,  2007

Chris Verrico Chief Executive Officer

Lateegra Gold Corp.

Suite 1128 - 789 West Pender St,

Vancouver, B.C., Canada V6C IH2

(604) 669-9330

Re:

Notice of Pending Default Due to Missed Payments

This letter is intended to provide a notice to Lateegra Gold Corp, of a pending default regarding the Option Agreement on the Picacho Groupings between Tara Gold Resources Corp. and Lateegra Gold Corp. dated July 3, 2006. This notice is not required, but is being provided as a courtesy to the partner.

According to the Agreement, under Term 3, there was a payment due on July 3, 2007 in the amount of US $100,000, which after a number of verbal requests and emails has not been received to date.  In addition, under the revised property payment schedule a payment, including past due IVA taxes of  US $212,500 was required, under Term 2 of the Agreement, to be escrowed by August 17, 2007. This too has not been received.  Tara Gold also requested a partial payment of  $140,000 to initiate a tax strategy to minimize

Lateegra's ISR tax, which was never received and whereby Tara Gold had to pay to not loose the opportunity. This money is also due.

This letter is giving notice that the Option Agreement will become null and void if the above payments totaling $452,500 are not received by Tuesday, September 4, 2007. Upon dissolvement of the Option Agreement,  Lateegra will have no further recourse against the concessions outlined in July 3, 2006 Option Agreement or against Tara Gold Resources Corp.

Respectfully,

/s/ Francis R. Biscan Jr.

Francis R. Biscan Jr

Tara Gold Resources Corp

2162 Acorn Court

Wheaton, IL 60187

630-462-2079

taragoldresources@comcast.net